Exhibit (a)(2)(D)

NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier, CFO (949) 646-2175	PondelWilkinson Inc. Rob Whetstone (310) 279-5963 rwhetstone@pondel.com

VOLCOM’S BOARD OF DIRECTORS RECOMMENDS

STOCKHOLDERS ACCEPT PPR’S

CASH TENDER OFFER

COSTA MESA, CA – May 11, 2011 – Volcom, Inc. (NASDAQ: VLCM) announced today that its Board of Directors unanimously recommends that Volcom’s stockholders tender their shares to PPR S.A. (FR 0000121485, PRTP.PA, PPFP) at the previously announced price of $24.50 per share of Volcom’s common stock.

On May 2, 2011, Volcom and PPR announced a definitive merger agreement, whereby PPR would acquire Volcom in a cash tender offer and subsequent merger for a total enterprise value of approximately $516.1 million. Following the transaction, Volcom will be a wholly owned subsidiary of PPR.

The transaction is expected to close during the third quarter of 2011 and is subject to various conditions, including the tender of at least a majority of the outstanding shares, calculated on a fully-diluted basis, of Volcom’s common stock in the tender offer and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other applicable regulatory approvals. Following completion of the tender offer, PPR will acquire all remaining shares of Volcom’s common stock through a second step merger at the same price per share paid in the tender offer (without interest and subject to applicable withholding taxes).

In consultation with its independent financial and legal advisors, Volcom has filed a solicitation/ recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission. Stockholders of Volcom are advised to read Volcom’s Schedule 14D-9 statement because it contains important information. Stockholders may obtain a free copy of the statement at the SEC’s website at www.sec.gov. Stockholders may also obtain, without charge, a copy of the statement from Volcom by telephone at (949) 646-2175, by mail at Volcom, Inc., Attn: General Counsel, 1740 Monrovia Avenue, Costa Mesa, CA 92627, or by going to Volcom’s Investor Relations page on its corporate web site at www.volcom.com.

Wells Fargo Securities, LLC is serving as financial advisor, and Latham & Watkins LLP is serving as legal counsel, to Volcom.

VOLCOM, INC. BOD RECOMMENDS PPR TENDER OFFER TO STOCKHOLDERS

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom and Electric branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

Note on Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document are “forward-looking statements” including, but not limited to, statements regarding the combined companies’ plans following, and the expected completion of, the proposed acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements and generally include statements that are predictive in nature and depend upon or refer to future events or conditions. Risks and uncertainties include the ability of Volcom and PPR to complete the transactions contemplated in the merger agreement, including the parties’ abilities to satisfy the conditions to the consummation of the proposed acquisition; the possibility of any termination of the merger agreement; the timing of the tender offer and the subsequent merger; uncertainties as to how many of Volcom’s stockholders will tender their shares of common stock in the tender offer; the possibility that various other conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; other uncertainties pertaining to the business of Volcom or PPR; the continuing global economic uncertainty and other risks detailed in Volcom’s public filings with the SEC from time to time, including Volcom’s most recent Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequently filed SEC reports, each as filed with the SEC, which contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The reader is cautioned not to unduly rely on these forward-looking statements. Volcom expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

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